Exhibit 10.22

Employee Agreement

Admedus Limited ACN 088 221 078

the Company

AND

Matthew McDonnell

the Employee

Table of Contents

Clause	Page No

1.	Definitions and Interpretation	1
1.1	Definitions	1
1.2	Interpretation	3

2.	Engagement	4

3.	Term	4

4.	Qualifying Period - This has been previously satisfied	4
4.1	Period of probation	4
4.2	Termination during qualification	4

5.	Duties	4
5.1	Employee to serve Company	4
5.2	Location	5
5.3	Employee not to accept inducements	5
5.4	Employee to maintain records	6

6.	Remuneration	6
6.1	Fixed Remuneration Package	6
6.2	Short Term Incentive Plan	6
6.3	Sign on Bonus	7
6.4	Long Term Incentive Plan	7
6.5	Deductions	7

7.	Expenses	8
7.1	General	8
7.2	Evidence of Expenses	8

8.	Leave	8
8.1	Annual Leave	8
8.2	Personal Leave / Effect of Illness	8
8.3	Other Leave	9

9.	Employee’s Acknowledgments	9

10.	Confidentiality	9
10.1	Representations and warranty	9
10.2	Confidentiality agreements	9

11.	Discoveries	10

12.	Intellectual Property	10

13.	Non-Competition – During Employment	11

14.	Non-Competition – After Employment	11
14.1	Period and Area	11
14.2	Undertakings by the Employee	11
14.3	Application	12
14.4	Acknowledgment by the Employee	12
14.5	Severability	12
14.6	Indemnity	12

15.	Termination By Company	13
15.1	Termination by Notice	13
15.2	Summary Termination	13

ii

15.3	Employee entitled to payment	13
15.4	Employee to repay amounts owing	14
15.5	Not to prejudice rights	14

16.	Termination By Employee	14
16.1	Immediate Termination	14
16.2	Employee to Give Notice	14
16.3	Payment upon termination	14

17.	Consequences of Termination	14
17.1	Deliver up all property	14
17.2	No representations	15

18.	Non-Disclosure	15

19.	Delegation and Assignment	15

20.	Severability	15

21.	Variation	15

22.	No Waiver	15

23.	Notices	16
23.1	Service of notice	16
23.2	Proof of service	16
24.	Governing Law	16

Schedule 1 - Objectives		17

Schedule 2 - Confidentiality Deed		18

iii

This Employee Service Agreement is made this 1st day of December 2019

Parties	Admedus Limited ACN 088 221 078 of Toowong Tower Suite 301,
Level 3, 9 Sherwood Rd, Toowong, QLD 4066 (Company)

and

Matthew McDonnell [***] (Employee)

This Agreement provides

1.           Definitions and Interpretation

1.1           Definitions

In this Agreement, unless the context otherwise requires:

Board means the board of directors of the Company.

Business means the business carried on by the Company from time to time.

Business Day means a day that is not a Saturday, Sunday or public holiday in Queensland.

Change of Control Event means one of the following events occurring:

(a)	the Company announces that its shareholders have at a Court convened meeting of shareholders voted in favour, by the necessary majority, of a proposed scheme of arrangement (excluding a merger by way of scheme of arrangement for the purposes of a corporate restructure (including change of domicile, consolidation, sub-division, reduction or return) of the issued capital of the Company) and the Court, by order, approves the scheme of arrangement; or

(b)	a Takeover Bid (as defined under the Corporations Act):

(i)	is announced;

(ii)	has become unconditional; and

(iii)	the person making the Takeover Bid has a Relevant Interest (as defined under the Corporations Act) in 50% or more of the Shares; or

(iv)	any person acquires a Relevant Interest in 50.1% or more of the Shares by any other means,

Commencement Date has the meaning given in clause 3.

Confidential Information means any and all:

(c)	information, know how, processes and the like concerning the business of the Group; or

(d)	other information, know how, processes and the like which has been or is to be disclosed to the Employee by or on behalf of the Group or which has been or is to be obtained by the Employee as a result of a relationship between the Employee and the Group, including any modification to or improvement of the Confidential Information which has been or is made by the Employee, the Group or a third party; and

without limitation, includes:

(e)	any secret or any confidential information, knowledge or data or any books, drawings, blueprints, specifications, documents, copies of formulae, customer lists or secret processes or plant layout or any other documents or papers whatsoever relating to the business of the Group which has in any manner come to the Employee’s knowledge during the time of their involvement with the Group;

(f)	all knowledge of the identity of the Group’s customers and of their orders and requirements; and

(g)	all information or technology of a kind described above that has been developed or may be developed by or on behalf of the Group or the Employee, and any modification to or improvement of any of the forgoing which has been made or is to be made by or on behalf of the Group or the Employee or a third party, but does not include any information which is in the public domain except where the information has entered the public domain as a result of a breach of any obligation of confidentiality owed by the Employee.

Corporations Act means the Corporations Act 2001 (Cth).

Documents includes software (including source code and object code versions), manuals, diagrams, graphs, charts, projections, specifications, estimates, records, concepts, documents, accounts, plans, formulae, designs, methods, techniques, processes, supplier lists, price lists, customer lists, market research information, correspondence, letters and papers of every description, including all copies of and extracts from any of the same.

Employment means the employment of the Employee under this Agreement.

End of Term means the date which the Employee ceases employment with the Company.

Fixed Annual Remuneration Package has the meaning given in clause 6.1(a).

Group means the Company and all of the present and future subsidiaries, affiliates, associates, administrators, successors and permitted licensees and assigns.

Intellectual Property means any and all registered and unregistered, current and future intellectual property rights throughout the world including without limitation copyright, trade secrets, performers’ rights, inventions, patents, trademarks, domain names, business names, designs and circuit layout rights in respect of, in connection with or arising out of:

(h)	the Know-How;

(i)	the Confidential Information;

(j)	innovations, discoveries and improvements relating to processes, techniques, methods or equipment;

(k)	the Business and its products including recipes, formulae, methods and techniques; and

(l)	the Technical Documentation.

Know-How means all technical knowledge, information, ideas, concepts, instructions, methodologies, formulae, materials and documents in whatever form relating to or connected with the Business.

KPI means key performance indicators.

Objectives means the objectives of the Employment detailed in Schedule 1.

Listing Rules means the official listing rules of ASX Limited or any other stock exchange which are applicable to the Company from time to time.

Technical Documentation means all data, specifications, manuals, research and development records, reports and other documentation in which the Know-How or information relating to the Business and its products are recorded and all other technical documentation connected with the Business and its products including formulae, methods, recipes, reports, letters, designs, drawings, formulae, processes, materials, databases, photographs and the like relating in any manner whatsoever to the Business.

Term has the meaning given in clause 3

1.2           Interpretation

In this Agreement:

(a)	clause headings are inserted for convenience only and will be ignored in the interpretation of this Agreement;

and unless the context otherwise requires:

(b)	references to a clause will be construed as references to a clause of this Agreement;

(c)	references to this Agreement or to any specified provision of this Agreement or to any other agreement or document will be construed as references to this Agreement or the specified provision of this Agreement or that other agreement or document as amended or substituted with the agreement of the relevant parties and in force at any relevant time;

(d)	references to any statute, ordinance or other law include all regulations and other enactments thereunder and all consolidations, amendments, re- enactments or replacements thereof;

(e)	references to dollars and $ will be taken as referring to an amount in Australian currency; and

(f)	words importing the singular include the plural and vice versa, words importing a gender include other genders and references to a person will be construed as including an individual, the estate of an individual, firm, body corporate, association (whether incorporated or not), government and governmental, semi-governmental and local authority or agency.

2.           Engagement

The Company will employ the Employee and the Employee will serve the Company as the Company’s Chief Financial Officer. The Employee’s appointment will only continue as long as he is employed by the Company under this Agreement and is willing to so act.

3.          Term

This Agreement commences on 1 December 2019 (Commencement Date) and shall continue until terminated in accordance with the provisions for termination hereinafter contained (Term).

4.          Qualifying Period - This has been previously satisfied

4.1           Period of probation

Given the Company’s standard qualifying period is six months, the entire term of the Employment Agreement will act as a qualifying period during which both the Company and the Employee will assess the suitability for the position (Qualifying Period).

4.2           Termination during qualification

At any time during the Qualification Period (up to and including the last day), despite anything in clause 15, either party may terminate the Employment by giving not less than two (2) weeks’ notice in writing. In the event the Employment is terminated by the Company, the Company may choose to pay you the equivalent remuneration instead of giving the Employee all or part of that notice.

5.           Duties

5.1           Employee to serve Company

The Employee will:

(a)	consent to act as the Chief Financial Officer;

(b)	report to the Chief Executive Officer;

(c)	serve as an Employee of the Company;

(d)	use their best endeavours to achieve the Objectives;

(e)	faithfully serve the Company and every other member of the Group and use their best endeavours to promote their interest and welfare;

(f)	unless absent on leave as provided in this Agreement or through illness or involuntary injury, or subject to the approval of the Company to the contrary, devote the whole of their time and attention to the business of the Company and other members of the Group during the normal working hours and at such other times as may be reasonably necessary;

(g)	not at any time during the Term, without the prior written consent from the CEO of the Company, be engaged in any other employment, business or occupation;

(h)	provide the Board with information and reports:

(i)	as to the business and affairs of the Company and the Group as the Board may reasonably request from time to time; and

(ii)	generally, so as to keep the Company fully informed of all material developments in or relevant to the Company’s and the Group’s affairs within the scope of the Employee’s duties.

(i)	comply with the Company’s policies and procedures generally, as established and amended by the Company from time to time;

(j)	in providing services pursuant to this Agreement, comply with the Listing Rules, the Corporations Act and the constitution of the Company; and

(k)	perform such services for the other members of the Group and, without further remuneration unless otherwise agreed, accept such offices in such members of the Group as the Board may from time to time reasonably require.

5.2          Location

During the Term the Employee will be located and reside in Brisbane, unless otherwise agreed with the Board.

5.3          Employee not to accept inducements

The Employee must not accept any payment or other benefit in money or in kind from any person as an inducement or reward for any act or forbearance in connection with any matter or business transacted by or on behalf of any member of the Group.

5.4          Employee to maintain records

The Employee will maintain in reasonable order all relevant documents, receipts, papers, log books, books, records, notes, minutes, dockets and diaries in relation to any fringe benefit provided to him (within the meaning of section 136(1) of the Fringe Benefits Tax Assessment Act 1986) and will promptly, and in any case not more than 5 days following a request for the same by or on behalf of the Company, produce and surrender them to the Company.

6.            Remuneration

6.1           Fixed Remuneration Package

(a)	The Fixed Remuneration Package is equivalent to the pro rate amount of $360,000 per annum being total remuneration of base salary plus superannuation, made up of:

(i)	the Base Salary of $360,000 inclusive of superannuation contributions, in accordance with clause 6.1(b).

(b)	Superannuation contributions will be:

(i)	made on the Employee’s behalf at, the greater of, a rate of 10% of Base Salary or the minimum level required to avoid the imposition of a superannuation guarantee charge under Federal superannuation legislation (currently 9.5% of the Employee’s ordinary time earnings, up to the maximum contribution base); and

(ii)	paid into an eligible choice of fund.

(c)	The superannuation contributions made in accordance with clause 6.1(b), will be made to a complying superannuation fund of the Employee’s choice. If the Employee fails to nominate a complying fund, those contributions will be made into the Group’s default fund.

(d)	The total value of the Fixed Remuneration Package is inclusive of any fringe benefits tax or other tax for which the Company becomes liable in relation to any of the components of the Fixed Remuneration Package.

(e)	The Base Salary component shall be paid by the Company two weeks in advance and two weeks in arrears via electronic funds transfer to an account nominated by the Employee in writing on or around the 15th of each and every month.

6.2          Short Term Incentive Plan

(a)	In addition to the Fixed Annual Remuneration Package, the Board, in conjunction with the Employee, shall determine the structure of a Short-Term Incentive (STI) to be paid to the Employee.

(b)	The maximum amount of the incentive is set out from time to time in the Company’s policy for the Employee’s Position. Currently the maximum incentive is 20% of Base Salary. If the Employee leaves the Company in good standing prior to STI payout scheduled for early March 2020, he will be eligible for receiving STI payment at that time.

(c)	The applicable performance objectives for each term will be determined in consultation with the Employee. The actual incentive the Employee earns in a particular term, if any, will be determined by the Company in its absolute discretion based on the overall performance of the Group and actual performance against the objectives.

(d)	The Company may at its sole discretion vary, replace or remove it at any time, including by adjusting targets and measures up or down.

6.3          Sign on Bonus

The Employee will be provided a signing bonus of 200,000 stock options under the terms of the approved Employee Share Options Plan. Details were provided separately through an individualized ESOP Invitation letter. Should Employee leave the Company prior to 1st vesting period being satisfied (3-year graded vesting schedule) in May 2020, Employer may consider full vesting of the first 1/3 of options upon last day of employment.

6.4          Long Term Incentive Plan

(a)	You are also eligible to participate in a Long Term Incentive scheme, as may be amended or replaced from time to time. This plan will link potential incentive earnings to the success of the Company as a whole. Accordingly, the actual benefit the Executive may ultimately receive under this plan, if any, will increase with the success of the Company and decrease where the Company’s performance is below expectations.

(b)	The Executive will be notified whether the Executive may and, if so, of the extent to which the Executive may participate in the plan each year.

(c)	To the extent that the Company’s guidelines for dealing in securities (as varied from time to time) continue to apply to the Executive following cessation of employment, the Executive agrees to comply with the guidelines in respect of any securities held under the Company’s Long Term Incentive Plan upon termination.

6.5            Deductions

The Employee agrees to the deduction from the Fixed Annual Remuneration Package or other sums (including, to the extent permitted by law, amounts payable upon termination) due to him of:

(a)	additional contributions payable by the Employee, in excess of the maximum contribution to be paid by the Company, under any superannuation scheme or fund of which he is a member;

(b)	any income or other tax or charge levied on, or in respect of the Fixed Annual Remuneration Package or any of its components;

(c)	any liability incurred by the Company in respect of benefits provided by the Company to the Employee; and

(d)	other amounts owed by the Employee on account to the Company or the Group.

7.            Expenses

7.1           General

In addition to paying the Fixed Remuneration Package, the Company will reimburse the Employee for all reasonable out-of-pocket expenses necessarily incurred by the Employee in the performance of their duties in connection with the business of the Company or the Group to be approved by the CEO or other authorised representative of the Company.

7.2            Evidence of Expenses

It is a condition precedent to the entitlement of the Employee to reimbursement of expenses pursuant to clauses 7.1 that the Employee provides the Company with evidence of the incurring of the expense as the Company reasonably requires.

8.            Leave

8.1           Annual Leave

(a)	The Employee is entitled to four (4) weeks paid annual leave (in addition to statutory public holidays) in respect of each completed year of Employment at a time or times to be approved by the Board.

(b)	Leave shall accrue on a pro rata basis monthly and may be accumulated from year to year and if not wholly taken at the time of termination of the Employee’s Employment hereunder, the Company shall forthwith pay to the Employee the monetary value thereof.

8.2           Personal Leave / Effect of Illness

(a)	The Employee is entitled to use up to 10 days per annum from the period provided for in clause 3 for the purpose of caring for a member of the Employee’s family or household who requires care and support because of a personal illness, personal injury or unexpected emergency. This leave will accrue on a pro rata basis.

(b)	The Employee must, if the Company so requires, provide evidence to the reasonable satisfaction of the Company that any absence from work was due to illness or involuntary injury.

(c)	The Employee must notify the Company as soon as possible of any inability to attend work due to illness or injury or of any intention to take personal leave pursuant to clause 8.2(a) including the expected duration of the absence.

8.3           Other Leave

The Employee is entitled to parental leave and bereavement leave in accordance with the National Employment Standards.

9.            Employee’s Acknowledgments

The Employee acknowledges that:

(a)	the property of the Group includes and will include all trade and business secrets and other Confidential Information and Documents relating to the affairs or business of the Group or which come into the Employee’s possession in the course and by reason of the Employment, whether or not the same were originally supplied by any member of the Group;

(b)	the Confidential Information has been and will be acquired by the Group at the Group’s initiative and expense; and

(c)	the Group has expended and will expend effort and money in establishing and maintaining its customer base, employee skills and the Confidential Information.

Accordingly, it is reasonable that the Employee should enter into the representations and warranties contained in this Agreement and that if the Employment is terminated, the Employee should continue to be subject to clauses 10, 11, 12 and 14. Each of clauses 10, 11, 12 and 14 continue to apply after termination of this Agreement.

10.        Confidentiality

10.1        Representations and warranty

The Employee represents and warrants that he will not either during the Employment or at any time thereafter, except in the proper course of their duties under this Agreement or as required by law or by the Company, use or disclose to any person any Confidential Information, and will use their best endeavours to prevent the unauthorised use or disclosure of any such information by third parties.

10.2        Confidentiality agreements

The Employee undertakes:

(a)	to enter into a confidentiality and non-disclosure deed for the benefit of the Group in the form of the deed attached to this Agreement as Schedule 2 at the same time as entering into this Agreement; and

(b)	from time to time as required by the Company or any other member of the Group, to enter to additional non-disclosure deeds for the benefit of the Group to, amongst other things, affirm the confidentiality of the Confidential Information.

11.        Discoveries

The Employee represents and warrants that he will immediately:

(a)	inform the Company of any matter which may come to their notice during the Employment which may be of interest or of any importance or use to any member of the Group; and

(b)	communicate to the Company any proposals or suggestions occurring to him during the Employment which may be of service for the furtherance of the business of the Group.

12.        Intellectual Property

(a)	The Employee acknowledges and agrees that:

(i)	the Company is the sole owner of, and has the exclusive right to use, the Intellectual Property;

(ii)	the Employee has no right, title or interest in the Intellectual Property;

(iii)	any intellectual property rights in any inventions, discoveries, innovations, works, items, materials or information of whatever nature produced or developed by the Employee or under the Employee’s direction pursuant to or in the course of providing the Services forms part of the Intellectual Property and are the property of the Company; and

(iv)	the Employee must furnish all records and documents and must execute all documents and take all action, at the Company’s expense, as is necessary to formally vest in the Company the rights and property in and to the Intellectual Property.

(b)	The Employee agrees not to contest in any manner the Company’s ownership of and exclusive right to use the Intellectual Property.

(c)	The Employee must not do anything, or aid and assist any other person to do anything, which would infringe upon, harm or contest the Company’s rights in respect of the Intellectual Property.

(d)	The Employee must not do or permit to be done anything which may detract from the value of the Intellectual Property or the Company’s rights in respect of the Intellectual Property.

13.        Non-Competition – During Employment

(a)	The Employee represents and warrants that, during the Employment, they will not, without the prior written consent of the Company, anywhere in the world either directly or indirectly in any capacity (including without limitation as principal, agent, partner, employee, joint venturer, director, trustee, beneficiary, manager, consultant or adviser) carry on, advise, provide services to or be engaged, concerned or interested in or associated with any business or activity which is competitive with any business carried on by the Group.

(b)	This clause does not prohibit the holding (whether directly or through nominees) of shares listed on a recognised stock exchange, provided that the Employee does not hold more than ten per cent (10%) of the issued capital of any company.

14.        Non-Competition – After Employment

14.1        Period and Area

(a)	Restraint Period means one (1) month from the End of Term.

(b)	Restraint Area means each of the following areas separately:

(i)	the World; and

(ii)	Australasia; and

(iii)	Australia; and

14.2        Undertakings by the Employee

The Employee undertakes that they will not, unless approved in writing by the CEO, either directly or indirectly in any capacity (including without limitation as principal, agent, partner, employee, shareholder, unit holder, joint venturer, director, trustee, beneficiary, manager, consultant or adviser), during the Restraint Period, within the Restraint Area:

(a)	carry on, advise, provide services to or be engaged, concerned or interested in or associated with any business or activity which is directly competitive with any business carried on by the Group;

(b)	solicit, canvass, induce or encourage any person who was at any time during the twelve month period ending on the End of Term a director, employee or agent of any member of the Group to leave the employment of that company;

(c)	solicit, canvass, approach or accept any approach from any person who was at any time during the six month period ending at the End of Term a client or customer of any member of the Group with whom the Employee had a business relationship, with a view to obtaining the custom of that person in a business which is the same as, similar to and directly or competitive with any member of the Group; or

(d)	make or cause to be made any adverse comment about any member of the Group or their businesses, advisors, employees, products or services. This clause 14.2(d) does not apply to any comments that the Employee may make for internal purposes of the Group or as required by law.

14.3        Application

Clause 14.2:

(a)	has effect as separate and independent covenants and restraints consisting of each separate covenant and restraint set out in clauses 14.2(a), 14.2(c), and 14.2(d) combined with each separate Restraint Period and with each separate Restraint Area; and

(b)	is cumulative in effect,

and if any of those covenants and restraints is or becomes invalid or unenforceable for any reason that will not affect the validity or enforceability of any of the others.

14.4        Acknowledgment by the Employee

The Employee acknowledges that:

(a)	all the prohibitions and restrictions contained in this clause 14 are reasonable in the circumstances and necessary to protect the goodwill of the Company and other members of the Group;

(b)	damages are not an adequate remedy if there is a breach by the Employee of any of their obligations under clause 14.2;

(c)	if a breach by the Employee of any of their obligations under clause 14.2 occurs, is threatened or in the opinion of the Company is likely, the Company is immediately entitled to apply for injunctive relief; and

(d)	the provisions of this clause will survive any termination of this Agreement.

14.5        Severability

If any of the prohibitions or restrictions contained in this clause 14 is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Company, but would be judged reasonable and necessary if any activity were deleted or any period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

14.6        Indemnity

The Employee hereby indemnifies the Group for any loss, cost, damage, liability or expense (including legal fees and expenses on an indemnity basis) which may be incurred or suffered as a result of, arising out of, or in consequence of any breach or default by the Employee under any provisions of this clause.

15.        Termination By Company

15.1        Termination by Notice

(a)	The Company may terminate this Agreement and the Employment by providing three (3) months’ notice in writing or by making payment of an amount equivalent to three (3) months of the Fixed Remuneration Package in lieu of the notice period and the Employee will accept that amount in full and final satisfaction of all claims against the Company and the Group.

15.2        Summary Termination

(a)	At any time, the Company may by notice in writing summarily terminate this Agreement and the Employment of the Employee as the result of an occurrence that gives the Company a right of summary dismissal at common law, including but not limited to:

(i)	wilful breach of any material terms of this Agreement;

(ii)	gross or wilful disobedience of reasonable instructions given by the Company or non-compliance with the Employees duties under this Agreement or with any material policy of the Company;

(iii)	gross or wilful misconduct, dishonesty, insubordination or neglect;

(iv)	if the Employee is bankrupt or suspends payment or compounds with or assigns their estate for the benefit of their creditors;

(v)	the Executor being of unsound mind or under the control of any committee or officer under any law relating to mental health;

(vi)	if the Employee is guilty of any conduct which in the reasonable opinion of the Company materially injures the reputation or the business of the Company or the Group;

(vii)	if the Employee is charged with or convicted of a criminal offence which in the reasonable opinion of the Company materially injures the reputation or the business of the Company or the Group; or

(b)	Where the Company gives notice under clause 15.2(a), the Company need not make any payment to the Employee other than entitlements accrued to the date of termination.

15.3        Employee entitled to payment

On termination of the Employment, the Employee is entitled to payment in lieu of the annual leave and long service to which he has become entitled during the Employment, but which has not been taken, including a pro rata entitlement for the period from the last anniversary of the commencement of the Employment preceding the termination to the date of termination.

15.4        Employee to repay amounts owing

Subject to any agreement to the contrary, on termination of the Employment, the Employee will pay or repay to the Company or the Group all sums which the Employee then owes the Company and/or any other member of the Group, whether such sums are then due to be paid or not.

15.5        Not to prejudice rights

Termination of the Employment will not prejudice any rights or remedies already accrued to either party under, or in respect of any breach of, this Agreement.

16.        Termination By Employee

16.1        Immediate Termination

The Employee may terminate this Agreement and the Employment immediately by giving notice if at any time the Company is in breach of a material term of this Agreement.

16.2        Employee to Give Notice

(a)	Where the Employee decides to terminate the Employment for any other reason, he will do so by giving not less than three (3) months’ written notice to the Company.

(b)	Where the Employee gives notice under clause 16.2(a) the Company may pay the Employee in lieu or may require the Employee to serve out their notice or part thereof.

(c)	If the Company elects to pay the Employee in lieu under clause 16.2(b), Company will immediately pay to the Employee an amount equal to three (3) months of the Fixed Annual Remuneration Package (less any taxation required by Law) and the Employee will accept that amount in full and final satisfaction of all claims against the Company and the Group.

16.3        Payment upon termination

On termination of the Employment in accordance with this clause 16, the provisions of clauses 15.3, 15.4 and 15.5 shall apply in mutatis mutandis to termination under this clause 16.

17.        Consequences of Termination

17.1        Deliver up all property

On termination of the Employment, however occurring, the Employee will immediately deliver up to the Company all property belonging to the Company or Group which is in their possession, including (without limiting the foregoing) the Group’s Documents.

17.2        No representations

After termination of the Employment, however occurring, the Employee will not represent themselves as being in any way connected with or interested in the business of the Company or any other member of the Group.

18.        Non-Disclosure

The Employee agrees not to disclose the terms of this Agreement to any person except:

(a)	to the extent required by law; or

(b)	for the purposes of seeking professional advice in respect of the Employee’s professional affairs.

19.        Delegation and Assignment

This Agreement is personal to the parties and:

(a)	the Employee will not delegate the performance of the duties set out in this Agreement to any employee or agent of the Company without the prior written consent of the Company or any nominee of the Company; and

(b)	this Agreement will not be assigned by either party without the prior written consent of the other party.

20.        Severability

Any provision of this Agreement which is or becomes illegal, void or unenforceable will be ineffective to the extent only of such illegality, voidness or unenforceability and will not invalidate the remaining provisions.

21.        Variation

This Agreement will not be changed or modified in any way subsequent to its execution except in writing signed on behalf of the Company and by the Employee.

22.        No Waiver

Failure or omission by the Company at any time to enforce or require strict or timely compliance with any provision of this Agreement will not affect or impair that provision in any way or the right of the Company to avail itself of the remedies it may have in respect of any breach of any such provision.

23.        Notices

23.1        Service of notice

Any notice, approval, consent or other communication under this Agreement must be in writing, and delivered personally or sent by email, prepaid registered post or facsimile to a party at the address of that party indicated at the beginning of this Agreement, or to such other address as that party may from time to time notify to the other for the purposes of this clause.

23.2        Proof of service

Proof of posting by email, prepaid registered post or of dispatch of facsimile will be proof of receipt, in the case of email, immediately, a letter, on the third day after posting and in the case of facsimile, on the day immediately following dispatch, provided that the sender’s facsimile machine produced a simultaneous report of successful transmission.

24.        Governing Law

(a)	This Agreement is governed by, takes effect and will be construed in accordance with the laws of Queensland and the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Queensland and courts entitled to hear appeals therefrom.

(b)	Each party waives any right it has to object to an action being brought in the courts of Queensland, including but not limited to, claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

(c)	Without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 23.

Schedule 1- Objectives

The parties agree to negotiate in good faith and mutually agree, from time to time, the Objectives during each year of the Term. The Objectives will include, but are not limited to, the following:

(a)	Participate as a key commercial and operational Employee reporting directly to the Chief Executive Officer;

(b)	Such other performance indicators as are mutually agreed from time to time.

The Objectives are to specifically recognise and reflect that the Group is limited in size and resources and that the Employee will have a “hands on” approach and be active across all aspects of the Group’s operations.

Schedule 2- Confidentiality Deed

Parties	Admedus Limited ACN 088 221 078 of Toowong Tower Suite 301,
Level 3, 9 Sherwood Rd, Toowong, QLD 4066 (Company)

and

Matthew McDonnell [***] (Employee)

Recitals

A. The Employee has been employed by the Company pursuant to an agreement dated on or about the date of this Deed (Employee Service Agreement).

B. The Company will disclose Confidential Information to the Employee and the Employee may otherwise gain access to and obtain the Confidential Information for use in the proper course of his duties under the Employee Service Agreement.

C. The parties agree that their mutual objective under this Deed is to maintain the Confidential Information as confidential and acknowledge that the Confidential Information and any improvements made thereto by either the Company, the Employee or third parties are and remain the property of the Company.

It is agreed that in consideration of the mutual obligations set out in this Deed and the Employee Service Agreement the parties agree to the following:

Definitions

In this Deed, unless the context indicates otherwise, the following terms shall have the following meanings:

Confidential Information means any and all:

(a)	information, know how, processes and the like concerning the business of the Company; or

(b)	other information, know how, processes and the like which has been or is to be disclosed to the Employee by or on behalf of the Company or which has been or is to be obtained by the Employee as a result of a relationship between the Employee and the Company, including any modification to or improvement of the Confidential Information which has been or is made by the Employee, the Company or a third party; and

without limitation, includes:

(c)	any secret or any confidential information, knowledge or data or any books, drawings, blueprints, specifications, documents, copies of formulae, customer lists or secret processes or plant layout or any other documents or papers whatsoever relating to the business of the Company which has in any manner come to the Employee’s knowledge during the time of their involvement with the Company;

(d)	all knowledge of the identity of the Company’s customers and of their orders and requirements; and

(e)	all information or technology of a kind described above that has been developed or may be developed by or on behalf of the Company or the Employee, and any modification to or improvement of any of the forgoing which has been made or is to be made by or on behalf of the Company or the Employee or a third party.

Permitted Use means such use as is necessary in the proper course of the Employee’s duties under the Employee Service Agreement and such other use as directed in writing from time to time by the Company to the Employee.

person includes a body corporate.

Acknowledgments

The Employee acknowledges that:

(a)	all Confidential Information, including all physical embodiments thereof, is owned exclusively by the Company and the Employee has no licence or other right to use the Confidential Information except as set out in this Deed;

(b)	the Employee hereby assigns and transfers to the Company any and all of their rights, title and interest in and to any of the Confidential Information;

(c)	the Employee will co-operate with the Company in performing whatever actions the Company may require in obtaining, sustaining and confirming the Company’s exclusive ownership of the Confidential Information;

(d)	all intellectual property and other rights that may exist in any improvements, modifications or variations to the Confidential Information (regardless of whether or not such improvements are brought about by the efforts of the Employee) are or remain the exclusive property of the Company and the Employee hereby irrevocably assigns to the Company all rights the Employee may have in any improvement, modification or variation to the Confidential Information;

(e)	any Confidential Information disclosed to, or otherwise known to or in the possession of, the Employee (whether before or after the date of this Deed) is subject to the terms set out in this Deed;

(f)	it will not take, without the written consent of the Company, any books, drawings, blueprints, specifications, documents, copies of formulae, customer lists or secret processes or plant layout or any other documents or papers or any other information stored in an electronic or other medium whatsoever relating to the Confidential Information or any physical property of the Company;

(g)	the Confidential Information has been and will be acquired or developed by the Company at its initiative and expense and the Company will expend further effort and expense in establishing and maintaining the Confidential Information; and

(h)	the disclosure or unauthorised use of the Confidential Information will cause irreparable harm to the Company.

Confidentiality

The Employee must:

(a)	keep all Confidential Information secret and confidential;

(b)	not use the Confidential Information for any purpose other than the Permitted Use;

(c)	not disclose the Confidential Information, directly or indirectly, to any other person except where:

(i)	the Company gives its prior written consent to such disclosure; or

(ii)	the Employee discloses such part of the Confidential Information only to those employees of the Company who have a need to know it solely for the purpose of performing their duties for the Company, and in such cases, the Employee must be instructed that they are bound to keep the Confidential Information secret and confidential on the same basis and to the same extent required by the Employee under this Deed; or

(iii)	disclosure is required by law.

(d)	take all precautions as may be necessary to maintain the secrecy and confidentiality of the Confidential Information; and

(e)	prevent unauthorised use or disclosure of the Confidential Information.

Notify Company

If the Employee becomes legally bound to disclose any of the Confidential Information to a government or government body, authority or agency in accordance with clause 24 of the Employee Agreement regarding Governing Laws, the Employee must notify the Company in writing as soon as he becomes aware of such a requirement so that the Company may take such steps as will permit it to have a reasonable opportunity to oppose or to restrict such disclosure by lawful means.

Representation and Warranty

The Employee confirms that it has kept secret and confidential any and all information which has been disclosed to the Employee by or on behalf of the Company prior to the date of this Deed.

Survival of Obligations

Regardless of the Employee ceasing to be employed by the Company, the obligations of the Employee with regard to any portion of Confidential Information will continue until one of the exceptions identified in clause 24 of the Employee Agreement regarding Governing Laws applies to that portion of Confidential Information.

Return of Confidential Information

Upon the Company’s request (which may be made at any time, whether before or after the Employee Service Agreement has terminated), the Employee must, in a commercially reasonable time and manner, provide the Company with all physical embodiments of the Confidential Information, including copies (whether authorised or unauthorised).

Injunctive Relief

The Employee acknowledges that a breach, actual or threatened, of any term of this Deed by him will cause immediate and irreparable harm to the Company. Therefore, the Company may seek immediate relief from a court of competent jurisdiction to prevent or remedy that breach without having to prove irreparable harm and the Employee must stipulate to such court that irreparable harm exists.

In addition to obtaining such relief, the Company may also seek appropriate damages and any other type of remedy available to the Company based on such breach by the Employee.

Moral rights

(a)	The Employee irrevocably and unconditionally consents (to the fullest extent permitted by law - either present or future) to the Company doing any act or omission which may, except for this clause, infringe the moral rights of the Employee which he may have in any or all Confidential Information made by him during the course of his employment, including without limitation, consent to;

(i)	reproduce the Confidential Information in whatever form the Company sees fit, including the making of any distortions, additions or alterations to the Confidential Information or any part so reproduced; and

(ii)	reproduce the Confidential Information or any part of it without making any identification of the Employee as the author of that Confidential Information;

(b)	The Employee grants their irrevocable and unconditional consent pursuant to this clause even if the Employee considers that their honour or reputation is prejudiced as a result.

(c)	Moral Rights means any of the rights described in Article 6b is of the Berne Convention for the Protection of Literary and Artistic Works 1886, being ‘Droit Moral’ or other analogous rights arising under the Copyright Act 1968 or any other law of the Commonwealth of Australia, that exists or may exist, anywhere in the world, including without limitation;

(i)	a right of attribution of ownership;

(ii)	a right not to have authorship falsely attributed; or

(iii)	a right of integrity of ownership.

Governing Law

This Deed is governed by, takes effect and is to be construed in accordance with the laws of Queensland and any applicable laws of the Commonwealth of Australia. The parties to this Deed irrevocably and unconditionally submit themselves to the exclusive jurisdiction of the courts of Queensland and any courts entitled to hear appeals therefrom.

Legal Fees

If any legal action is brought to enforce any term of this Deed, the successful party will be entitled to all its costs and expenses in connection thereto, including legal fees and expenses on an indemnity basis, in addition to any other relief to which the successful party may be entitled.

Variation

This Deed can only be modified by further written agreement by the parties.

Severability

Any provision of this Deed which is illegal, void or unenforceable is only ineffective to the extent of that illegality, voidness or unenforceability, without invalidating the remaining provisions.

Entire Agreement

This Deed, together with the offer letter and any correspondence between the parties in relation to the Permitted Use (together Employee Service Agreement), constitutes the entire and fully integrated agreement and understanding of the parties concerning confidentiality and ownership of Confidential Information. This Deed supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating thereto. If there is any inconsistency between this Deed and the offer letter, this Deed will prevail.

Acknowledgement by Employee and Company

The Company acknowledges that the representative named below has the authority to execute this Deed on behalf of the Company to form a legally binding contract and has caused this Deed to be duly executed on its behalf.

Executed as an agreement.

Signed and delivered by	)
Employee, Matthew McDonnell	)
/s/ Matthew McDonnell
Signature

23/12/19
Date

/s/ Nicole Kylie McDonnell
Signature of Witness
in the presence of:
Nicole Kylie McDonnell
Name of Witness in full

Executed by Admedus Ltd	)
ACN 088 221 078 in accordance with	)
section 127 of the Corporations Act:	)

/s/ Bonnie Hatterman	/s/ Wayne Paterson
Signature of HR Advisor	Signature of CEO

Bonnie Hatterman	Wayne Paterson

16 December 2019	16 December 2019
Date:	Date: